                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12


--------------------------------------------------------------------------------

                           DUSA Pharmaceuticals, Inc.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                          [DUSA PHARMACEUTICALS LOGO]

                           DUSA PHARMACEUTICALS, INC.
                                 25 UPTON DRIVE
                        WILMINGTON, MASSACHUSETTS 01887

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 13, 2002

TO THE SHAREHOLDERS OF
DUSA PHARMACEUTICALS, INC.

YOU ARE HEREBY NOTIFIED that the Annual Meeting of Shareholders of DUSA Pharmaceuticals, Inc. will be held on Thursday, June 13, 2002, at 11:00 a.m. at the Omni Parker House located at 60 School Street, Boston, Massachusetts to consider and act upon the following matters:

       (1)  Election of five (5) directors;

       (2) Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 2002; and

       (3) Transaction of any other business that may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 17, 2002 are entitled to notice of, and to vote at the meeting, or any adjournment or adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROMPT RETURN OF YOUR PROXY WILL ASSIST US IN PREPARING FOR THE ANNUAL MEETING. THE PROXY DOES NOT REQUIRE ANY POSTAGE IF IT IS MAILED IN THE UNITED STATES OR CANADA.

                                     By Order of the Board of Directors,

                                     /s/ Nanette W. Mantell

                                     Nanette W. Mantell, Esq.
                                     Secretary

Dated: April 26, 2002

                           DUSA PHARMACEUTICALS, INC.

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of DUSA Pharmaceuticals, Inc. ("DUSA" or the "Company"). If properly signed and returned, and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the Board of Directors' slate of directors and for the other matters listed on the proxy as recommended by the Board of Directors unless contrary instructions are given.

     The Company, a New Jersey corporation, maintains principal executive offices at 25 Upton Drive, Wilmington, Massachusetts. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about April 26, 2002. DUSA's Annual Report for 2001, including financial statements for the year ended December 31, 2001, is being mailed to shareholders at the same time.

SHAREHOLDERS ENTITLED TO VOTE.

     Holders of record of shares of DUSA common stock at the close of business on April 17, 2002 are entitled to notice of and to vote at the annual meeting and at any and all adjournments or postponements of the meeting. On the record date there were 13,865,390 shares of common stock without par value ("Common Stock") outstanding and entitled to vote. These shares were the only shares outstanding of the Company. Each share entitles its owner to one vote. The holders of one-third of the shares that are outstanding and entitled to vote at the annual meeting must be present, in person or represented by proxy, in order to constitute a quorum for all matters to come before the meeting.

     Other than the vote for the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those votes cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The nominees may vote the shares only on matters deemed routine, such as the election of directors and ratification of the selection of the auditors. The Company's management currently owns less than one percent of the Company's outstanding Common Stock.

HOW TO VOTE.

     If you are a shareholder of record (that is a shareholder who holds shares in his/her own name), you can vote by signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted "FOR" Proposals 1 and 2 and will be voted in the proxy holder's discretion as to other matters that may come before the annual meeting.

     If your shares are held in the name of a bank, broker or other holder of record (that is, "street name"), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

CHANGING YOUR VOTE.

     You may change your vote at any time before the proxy is exercised, by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the annual meeting or by giving written notice to the Secretary of the Company. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the annual meeting.

REDUCE DUPLICATE MAILINGS.

     The Company is required to provide an Annual Report and proxy statement to all shareholders. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue mailings of multiple proxy statements, Annual Reports and other information statements. To do so, please mark the designated box on each proxy card for which you wish to discontinue to receive duplicate documents. Your consent to cease delivery of the Annual Report, proxy statements and other information statements shall be effective for five (5) years or until you revoke your consent. You may revoke your consent at any time by contacting Ms. Shari Lovell, in writing, at the Company's office located at 181 University Avenue,

Suite 1208, Toronto, Ontario M5H 3M7 Canada, or by calling 1-800-607-2530. Delivery of individual copies of the documents shall resume within thirty (30) days of our receipt of your request.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     Five (5) directors will be elected to hold office until the next Annual Meeting of Shareholders and/or until their successors have been duly elected and qualified. The persons named on the accompanying proxy will vote all shares for which they have received proxies for the election of the nominees named below unless contrary instructions are given. In the event that any nominee should become unavailable, shares will be voted for a substitute nominee unless the number of directors constituting a full board is reduced. Directors are elected by plurality vote.

                                    NOMINEES

     Set forth below is certain information about the nominees for election to the DUSA Board of Directors. The name, age and current position with the Company of each director is listed below, followed by summaries of their backgrounds and principal occupations. Except for Mr. Bartash, all of the nominees were elected to the Board of Directors at the last annual meeting and all are currently serving as directors of the Company. On November 16, 2001, James P. Doherty, BSc retired from the Board of Directors. On that same date, the Board appointed David M. Bartash to fill the position vacated by Mr. Doherty and Mr. Bartash has been serving as a director of the Company since that time.

                                                                                                         DATE
                 NAME                       AGE                          POSITION                       ELECTED
                 ----                       ---                          --------                       -------
D. Geoffrey Shulman, MD, FRCPC........      47          Chairman of the Board, President, Chief
                                                        Executive Officer and Director                  9/05/91

John H. Abeles, MD(1).................      57          Director                                        8/02/94

David M. Bartash(1)(2)................      59          Director                                        11/16/01

Jay M. Haft, Esq(1)(2)................      66          Director                                        9/16/96

Richard C. Lufkin, SB, MBA(1).........      55          Director                                        1/27/92

----------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     D. Geoffrey Shulman, MD, FRCPC, is the Company's founder. Dr. Shulman, a dermatologist, was the President and a director of Draxis Health Inc. from its founding in October 1987 until May 1990, was Co-Chairman from October 1990 to April 1993, and Chairman of the Board from April 1993 until March 1996. Since October 2001, he has served on the board of Miza Pharmaceuticals, Inc., a privately-held pharmaceutical contract manufacturing company based in Toronto, Canada. Dr. Shulman also participates, on a limited basis, in a private dermatology practice.

     John H. Abeles, MD, is the President and founder of MedVest, Inc. which, since 1980, has provided consulting services to health care and high technology companies. He is also the Chief Executive Officer of InfoMedica, Ltd., a provider of medical educational services and materials. Dr. Abeles is a member of the Boards of Directors of I-Flow Corporation, Oryx Technology, Inc., Pharma Print Corp., Molecular Diagnostics Inc. and Encore Medical Corporation.

     David M. Bartash, is the President and founder of Bartash and Company, a consulting company which, since 1990, has been providing consulting services for the healthcare industry, including research for the healthcare investment community and support services for venture start-ups.

     Jay M. Haft, Esq., is a strategic and financial consultant for growth-stage companies. He was a senior corporate partner of the law firm of Parker, Duryee, Rosoff & Haft from 1989 to 1994 and is currently of counsel to Reed Smith LLP following a merger with Parker, Duryee. Mr. Haft is a member of the Boards of Directors of Robotic Vision Systems, Inc., Isotope Solutions, Inc., Thrift Management, Inc., Oryx Technology, Inc. and Encore Medical Corporation.

     Richard C. Lufkin, SB, MBA, is the principal and founder of Enterprise Development Associates, a proprietorship formed in 1985 which provides consulting and venture support services to manage and finance early stage technology-based companies. These services currently include serving as an officer and director of two privately held development stage firms, Linguagen Corp. and Synectiq Corporation.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no cash compensation for their services as directors or as members of committees. Outside directors receive $25,000 per year, as annual compensation, regardless of the number of meetings they attend. Directors serving on the Audit Committee receive an additional $5,000 per year. Also, directors are paid out-of-pocket expenses related to their attendance. Directors are awarded options to purchase 15,000 shares of common stock on June 30th of their first year of service as a member of the Board of Directors, and options for 10,000 shares of common stock on June 30th of each year following their reelection.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During the year ended December 31, 2001, there were six meetings of the Board of Directors. Except for David Bartash, each incumbent director attended at least 75% of the meetings of the Board and its committees. Mr. Bartash attended 100% of the meetings of the Board and its committees since his appointment to the Board in November, 2001. The Board has established an Audit Committee, a Nominating Committee, and a Compensation Committee.

     The Audit Committee currently consists of all the outside directors: Mr. Haft, Mr. Lufkin, Dr. Abeles and Mr. Bartash. The Audit Committee provides oversight of the Company's accounting functions and acts as liaison between the Board of Directors and the outside independent auditors. The Committee reviews with the independent auditors the unaudited quarterly financial statements, the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls, and monitors other corporate and financial policies. The Audit Committee met five times during 2001.

     The Nominating Committee consists of the entire Board acting as a Committee of the Whole. The Nominating Committee reviews all matters concerning the selection of candidates as nominees for election as directors. The Nominating Committee met once during 2001 to consider candidates to fill the vacancy being created by Mr. Doherty's planned retirement. Shareholders who wish to suggest qualified candidates should write to: Administrator, Nominating Committee, DUSA Pharmaceuticals, Inc., 25 Upton Drive, Wilmington, Massachusetts 01887 stating, in detail, the qualifications of such persons for consideration by the Nominating Committee.

     The Compensation Committee currently consists of Mr. Haft and Mr. Bartash. The Compensation Committee considers executive compensation of the Company's key officers and compensation of directors. The Committee also considers employee benefits which may be appropriate as the Company grows, and develops policies and procedures. The Compensation Committee normally meets annually. It met twice in 2001 and in February 2002 to establish compensation for the year and to award bonuses for 2001.

             PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year 2002. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. A majority of the votes cast, in person or by proxy, at the annual meeting is required for ratification. A representative of Deloitte & Touche LLP will be present at the meeting to answer questions from shareholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during the fiscal year were $128,474.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than for the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2001, were $90,806.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                        BOARD AUDIT COMMITTEE REPORT(1)

     The Audit Committee assists the Board of Directors by providing oversight of the Company's financial reporting process and the independent auditors. Management is responsible for preparing the Company's financial statements and the Company's independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors. A brief description of the responsibilities of the Committee is set forth above under the caption "Meetings and Committees of the Board".

     During 2001, the Audit Committee was composed of four non-employee directors: Mr. Abeles, Mr. Haft, Mr. Lufkin and Mr. Doherty. Following Mr. Doherty's retirement in November 2001, Mr. Bartash joined the Audit Committee in December 2001. The Audit Committee operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by NASD listing standards. A copy of the Audit Committee Charter was attached to the Company's proxy statement for the 2001 Annual Meeting of Shareholders.

     The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2001 with management. The Committee also discussed with Deloitte & Touche LLP, the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with the independent auditors their independence from the Company and its management. Additionally, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence and the fees and costs billed and to be billed for those services as shown on page 4 of this proxy statement.

     Based on its review, and the discussions with the Company's management and its independent auditors, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K. The Committee has also recommended the selection of the Company's independent auditors, and, the Board has selected, Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ended December 31, 2002.

                                       John H. Abeles, MD
                                       David M. Bartash
                                       Jay M. Haft, Esq.
                                       Richard C. Lufkin, SB, MBA

------------------------------------

     (1)The material in the Audit Committee Report, Compensation Committee Report, and under the caption "Performance Graph" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this report and irrespective of any general incorporation language therein.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of two (2) non-employee directors. The Committee is responsible for setting and administering the policies which govern annual executive salaries and cash bonus awards, and recommends participants and amounts of stock option awards to the Company's Board of Directors. The Committee evaluates, on a yearly basis, the performance, and determines the compensation of, the executive officers of DUSA. The Committee evaluates compensation based upon the achievement by the individual of corporate goals, and the performance of individual responsibilities. DUSA's President and Chief Executive Officer, Dr.
D. Geoffrey Shulman, is not a member of the Committee, however, the Committee seeks input from Dr. Shulman regarding the performance of DUSA's Vice Presidents, as well as his recommendations for their compensation. Dr. Shulman is present, at the invitation of the Committee, at its meetings.

     DUSA's executive compensation programs consist of base salary, cash bonus incentives, and stock option awards. The goals of the Company's executive officer compensation policies are to attract, retain, and reward executive officers who contribute to DUSA's success, to align executive officer compensation with DUSA's performance and to motivate executive officers to achieve the Company's business objectives. The executive officers were evaluated by the Committee against established goals for 2001 including corporate goals, the Company's stock performance and individual goals within each executive officer's area of responsibility.

     With regard to base salary, the Committee believes that DUSA's officers should be compensated at levels comparable to the base salary of executive officers at similar small public biotechnology or pharmaceutical companies. During 2000, the Committee received survey data reporting the salaries for executives of companies in these groups which was prepared by independent consultants. For 2002, base salaries for DUSA's executive officers will not increase above 2001 base salaries due to the weak performance of the Company's first products and the reduction in stock value.

     Generally, DUSA's Vice Presidents are eligible to receive up to 30% of their base salary as a cash bonus award. The Committee concluded that DUSA's operational performance, particularly implementing the construction of the Company's new manufacturing facilities and supporting the sales and marketing of the Company's new products, as well as the strategic analysis and due diligence concerning the evaluation of new business opportunities, justified favorable consideration of performance with regard to bonus awards. However, in establishing the bonus award amounts, the Committee recognized that certain Company goals for 2001 were not achieved. Accordingly, DUSA's Vice Presidents received cash bonus awards ranging from approximately 11% to 17% of their base salaries. These cash awards were paid in 2002.

     The Committee also is using the 2000 survey data from independent consultants to monitor and evaluate the long-term incentive compensation levels of its officers and directors. The Committee believes that a strong stock ownership program is essential to the long-term growth of the Company. In 2002, the Committee intends to grant to DUSA's key executive officers awards of stock options to emphasize the long-term focus required for success in the pharmaceutical industry.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Dr. Shulman's base salary and cash bonus award for 2001 were determined with reference to the same measures used for all DUSA's executive officers, but with particular emphasis on the maintenance of our financial strength and the transition from a development-stage company to an operating company. Dr. Shulman's base salary for 2001 was $340,000. With regard to a cash bonus award, Dr. Shulman is eligible to receive up to 50% of base salary plus additional amounts for outstanding performance. For 2001, Dr. Shulman's bonus award was approximately 25% of his base salary. Dr. Shulman's cash bonus award was paid to him in 2002. The Committee has determined that for 2002, Dr. Shulman's base salary shall remain the same. The Compensation Committee exercised its subjective judgment and discretion in determining the amounts of Dr. Shulman's base salary, bonus award, and stock option awards for 2001.

                                       Jay M. Haft, Esq.
                                       David M. Bartash

                              PERFORMANCE GRAPH(1)

          COMPARISON OF FIVE YEAR CUMULATIVE SHAREHOLDER TOTAL RETURN
                       AMONG DUSA PHARMACEUTICALS, INC.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                              [PERFORMANCE GRAPH]
          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   01/01/1997     12/31/1997     12/31/1998     12/31/1999     12/31/2000     12/31/2001
DUSA Pharmaceuticals, Inc.            100           164.29         105.36         407.14         240.19         115.00
Drug Manufacturers/Other              100           108.66         113.96         149.97         243.09         216.35
NASDAQ Market Index                   100           122.32         172.52         304.29         191.25         152.46

     The graph above compares cumulative total shareholder return on our common stock for the five-year period ended December 31, 2001, with the cumulative total return on the Nasdaq Market Index and the Media General Drug Manufacturer Index over the same period. The identity of those corporations included in the Media General Financial Services Drug Manufacturer Index may be obtained by contacting Ms. Shari Lovell, Director of Shareholder Services, DUSA Pharmaceuticals, Inc., 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7 Canada.

     The graph assumes $100 was invested in DUSA's common stock on January 1, 1997, and in each of the indices, and that dividends were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of DUSA's common stock.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The name, age and position with the Company of each executive officer who is not a director of the Company is listed below, followed by summaries of their backgrounds and principal occupations. Executive officers are elected annually, and serve at the discretion of the Board of Directors.

                                                                                                     DATE
                   NAME                       AGE                         TITLE                    ELECTED
                   ----                       ---                         -----                    -------
Mark C. Carota............................    46          Vice President, Operations                2/18/00
Ronald L. Carroll.........................    53          Vice President, Business Development      5/14/98
Scott L. Lundahl..........................    43          Vice President, Technology                6/23/99
William R. McIntyre, Ph.D.................    48          Vice President, Regulatory Affairs        1/02/01
Stuart L. Marcus, MD, PhD.................    55          Vice President, Scientific Affairs;
                                                          Chief Scientific Officer                 10/11/93
John E. Mattern, CPA, MBA.................    53          Vice President, Finance;
                                                          Chief Financial Officer                   8/01/00
Paul A. Sowyrda...........................    40          Vice President, Product Development
                                                          and Marketing                             8/01/00

     Mark C. Carota has been employed by the Company since October 1999. Prior to joining the Company, Mr. Carota was Director of Operations from November 1998 to October 1999 for Lavelle, Inc., a privately held manufacturer of orthopedic instrumentation. From July 1998 to November 1998, Mr. Carota was employed as Director of Quality Assurance by CGI Inc. Prior to joining CGI Inc., Mr. Carota was employed by Allergan Inc., from February 1997 to July 1998 where he had responsibility for quality assurance, engineering and facilities. From June 1991 to February 1997, Mr. Carota was employed by Smith & Nephew, where he managed the quality function of the firm.

     Ronald L. Carroll has been employed by the Company since May 1998. In 1994, Mr. Carroll co-founded and became President of Lumenetics, Inc., a privately-owned medical device development company, which, prior to May 1998, provided the Company with consulting services in the light device technology area. Prior to forming Lumenetics, Inc., Mr. Carroll had extensive experience as a new product development executive in the health care industry with positions in research and development, manufacturing, and marketing. As of February 2001, Mr. Carroll began working for the Company on a part-time basis.

     Scott L. Lundahl has been employed by the Company since May 1998. In 1994, Mr. Lundahl co-founded and became Vice President of Lumenetics, Inc., a privately-owned medical device development company, which, prior to May 1998, provided the Company with consulting services in the light device technology area.

     William R. McIntyre, Ph.D. has been employed by the Company since January 2001. Prior to joining the Company, Dr. McIntyre was employed by Schein Pharmaceuticals, Inc., where he served in various management positions from July, 1993 and where he was, at the time of his departure, serving as Vice President, Regulatory Affairs.

     Stuart L. Marcus, MD, PhD has been employed by the Company since October 1993. Prior to joining the Company, Dr. Marcus was Director of the Hematology/Oncology Department of Daiichi Pharmaceuticals Inc. From April 1987 until October 1992, he was employed by the Medical Research Division of the American Cyanamid Company. During those years, Dr. Marcus directed photodynamic therapy clinical development, among other assignments.

     John E. Mattern, CPA, MBA has been employed by the Company since July 2000. Prior to joining the Company, Mr. Mattern served as Interim Chief Financial Officer for CompuCyte Corporation from March 2000 to July 2000 and for Cybex International, Inc. from August 1999 to January 2000. Prior to that time, Mr. Mattern was Chief Operating Officer and Chief Executive Officer of CardioTech International, Inc. from June 1996 to May 1999. From May 1994 to June 1996, Mr. Mattern was self-employed as a financial consultant to small and mid-sized companies providing interim senior financial management services.

     Paul A. Sowyrda, has been employed by the Company since April 2000. From April 1998 to April 2000, Mr. Sowyrda was employed by Aurora Tech, a Division of Carlo Gavazzi, where at the time of his departure he was serving as President and Chief Executive Officer. From October 1997 to February 1998, Mr. Sowyrda was Vice President, Operations of UroMed Corp, Urovation Division. From 1993 to

October 1997, Mr. Sowyrda was employed as Executive Director, Engineering and Program Management by Chiron Diagnostics.

                             EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended December 31, 2001, 2000 and 1999, certain compensation paid by DUSA to its executive officers. All amounts are stated in United States dollars unless otherwise indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                               ------------------------------------------------
                                                 ACTUAL COMPENSATION                  AWARDS                   PAYOUTS
                                         -----------------------------------   --------------------   -------------------------
                                                                               RESTRICTED
                                                              OTHER ANNUAL       STOCK                 LTIP        ALL OTHER
                                         SALARY     BONUS    COMPENSATION(1)    AWARD(S)    OPTIONS   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     ($)       ($)           ($)            ($)         (#)       ($)           ($)
---------------------------       ----   -------   -------   ---------------   ----------   -------   -------   ---------------
D. Geoffrey Shulman, MD,          2001   340,000    84,460         --              --        25,000     --               --
FRCPC Chairman of the Board,      2000   340,000   144,500         --              --       195,000     --               --
President, and Chief Executive    1999   275,000   206,250         --              --       160,000     --               --
Officer

Mark C. Carota,                   2001   150,731    26,860         --              --         7,500     --               --
Vice President, Operations(2)     2000   137,154    37,800         --              --        10,000     --               --
                                  1999    21,192     --         --                 --        20,000     --               --

William R. McIntyre, PhD,         2001   175,827    29,480         --              --        30,000     --               --
Vice President,                   2000     --        --            --              --         --        --               --
Regulatory Affairs(3)             1999     --        --            --              --         --        --               --

Stuart L. Marcus, MD, PhD,        2001   246,055    34,910         --              --         7,500     --               --
Vice President,                   2000   238,000    60,700         --              --        25,000     --               --
Scientific Affairs                1999   210,000    63,000         --              --       100,000     --               --

Paul A. Sowyrda,                  2001   154,350    26,550         --              --         7,500     --               --
Vice President, Product           2000   100,231    37,800         --              --        30,000     --               --
Development and                   1999     --        --            --              --         --        --               --
Marketing(4)

----------------------------

NOTES:

(1) No officer had perquisites in excess of $50,000 or 10% of salary and bonus reported for 2001, 2000 or 1999.

(2) Mr. Carota became Vice President, Operations on February 18, 2000. He was employed by DUSA as Director of Quality Assurance on October 18, 1999.

(3) Dr. McIntyre joined DUSA as Vice President, Regulatory Affairs on January 2, 2001.

(4) Mr. Sowyrda joined DUSA as Vice President Product Development and Marketing on April 11, 2000.

                             OPTION GRANTS IN 2001

     The following grants of stock options were made to the named executive officers during fiscal year 2001.

                                                      INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                  ----------------------------------------------------------      VALUE OF ASSUMED
                                   NUMBER OF     PERCENT OF TOTAL                               ANNUAL RATES OF STOCK
                                   SECURITIES      OPTIONS/SARS                                  PRICE APPRECIATION
                                   UNDERLYING       GRANTED TO      EXERCISE OF                  FOR OPTION TERM(2)
                                  OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
              NAME                 GRANTED(1)      FISCAL YEAR       ($/SHARE)       DATE          5%          10%
              ----                ------------   ----------------   -----------   ----------   ----------   ----------
Dr. D. Geoffrey Shulman              20,000(3)         10.2%         $  12.44      03/19/11    $  156,400   $  396,600
                                      5,000(4)          2.5%         $  14.28(5)   06/30/11    $   44,900   $  113,800
Mr. Mark C. Carota                    7,500(3)          3.8%         $  12.44      03/19/11    $   58,650   $  148,725
Dr. William R. McIntyre              30,000(3)         15.3%         $  16.94      01/02/11    $  319,500   $  809,700
Dr. Stuart L. Marcus                  7,500(3)          3.8%         $  12.44      03/19/11    $   58,650   $  148,725
Mr. Paul A. Sowyrda                   7,500(3)          3.8%         $  12.44      03/19/11    $   58,650   $  148,725

----------------------------

NOTES:

(1) All options in this table have been granted pursuant to the 1996 Omnibus Plan as amended. The options have exercise prices equal to the fair market value on the date of the grant.

(2) The potential realizable value is calculated based on the fair market value of DUSA's common stock on the date of the grant. These amounts only represent certain assumed rates of appreciation established by the SEC. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

(3) These options were granted as an incentive for continued employment with the Company and will vest at the rate of 25% each year on the first, second, third and fourth anniversaries of the date of the grant. The options expire ten (10) years from the date of grant.

(4) Following his reelection to the Board of Directors on June 14, 2001, Dr. Shulman's options were granted automatically on June 30th and were immediately vested. The options expire ten (10) years from the date of the grant.

(5) Under the 1996 Omnibus Plan, as amended by the shareholders on June 5, 1997, the exercise price of options granted to directors, which include the 5,000 options granted to Dr. Shulman, may be paid in cash, or at the discretion of the Compensation Committee, by tender of common stock and cash or through such other means as the Committee determines are consistent with the 1996 Omnibus Plan, as amended.

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END STOCK OPTION VALUES

     The following table provides certain information as to certain stock options exercisable by the named executive officers for the fiscal year 2001, and the value of such options held by them at December 31, 2001, measured in terms of the closing price of the Company's common stock on The Nasdaq Stock Market on December 31, 2001 which was $8.05 per share.

                                                                                                 VALUE OF
                                                                            NUMBER OF           UNEXERCISED
                                                                           UNEXERCISED         IN-THE-MONEY
                                                                           OPTIONS AT           OPTIONS AT
                                                                        DECEMBER 31, 2001    DECEMBER 31, 2001
                                     SHARES ACQUIRED       VALUE          EXERCISABLE/         EXERCISABLE/
               NAME                  ON EXERCISE (#)    REALIZED ($)      UNEXERCISABLE        UNEXERCISABLE
               ----                  ---------------    ------------    -----------------    -----------------
Dr. D. Geoffrey Shulman                      --                 --          476,250/           $305,943.75/
                                                                            233,750             $25,218.75
Mr. Mark C. Carota                           --                 --           12,500/                 $0.00/
                                                                             17,500                  $0.00
Dr. William R. McIntyre                      --                 --                0/                 $0.00/
                                                                             30,000                  $0.00
Dr. Stuart L. Marcus                         --                 --          116,250/            $48,562.50/
                                                                             68,750             $16,812.50
Mr. Paul A. Sowyrda                          --                 --            7,500/                 $0.00/
                                                                             22,500                  $0.00

                               OTHER COMPENSATION

     The Company has employment agreements with each of the executive officers named in the Summary Compensation Table of this proxy statement, except for Dr. McIntyre. Pursuant to these agreements, the executive officers are entitled to receive compensation as determined by the Board of Directors and are eligible to receive the benefits generally made available to employees of the Company. DUSA may terminate any employment agreement at any time, with or without cause on sixty (60) days prior written notice. If an executive officer's employment is terminated without cause, DUSA shall pay a severance allowance equivalent to one year of the executive officer's then-current base salary payable in a lump sum, within sixty (60) days following the date of termination. In addition to the foregoing, Dr. Shulman's employment agreement also provides that he shall have the right to exercise, for a period of one year from the date of termination, all stock options granted to him prior to his termination as to all or any part of the shares covered by such options, including shares with respect to which such options would not otherwise be exercisable, subject to restrictions under U.S. or Canadian law.

     In the event an executive officer should die while employed by DUSA, his heirs or beneficiaries will be entitled to any Company paid death benefits in force at the time of such death and will also be entitled to exercise any vested but unexercised stock options which were held by him at the time of his death, within a period of one (1) year from the date of death.

     The employment agreements also provide for certain severance benefits following a change in control of the Company and termination of employment. Upon any "change of control," as defined in the agreements, DUSA shall pay to the executive officer a lump sum payment equal to three (3) times his base salary for the last fiscal year within five (5) days after such termination.

     Under the Company's 1996 Omnibus Plan, as amended, any and all outstanding options not fully vested shall automatically vest in full and shall be immediately exercisable upon a "change of control," as defined in the grant agreements. The date on which such accelerated vesting and immediate exercisability shall occur shall be the date of the occurrence of the change of control.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of DUSA's common stock as of April 1, 2001 by: (i) each of our directors; (ii) our named executive officers; (iii) all beneficial owners of greater than 5% of our outstanding common stock; and (iv) all of our directors and executive officers as a group.

                                                                NUMBER OF
                                                                  SHARES            PERCENTAGE OF
                                                               BENEFICIALLY          OUTSTANDING
NAME                                                              OWNED               SHARES(1)
----                                                        ------------------    ------------------
John H. Abeles, MD. ......................................         52,000(2)                *

David M. Bartash..........................................          6,500                   *

Mark C. Carota............................................         16,940(3)                *

Jay M. Haft, Esq..........................................         40,000(4)                *

Richard C. Lufkin, SB, MBA................................         72,100(5)                *

Stuart L. Marcus, MD, PhD.................................        149,375(6)              1.1%

William R. McIntyre, PhD..................................          7,500(7)                *

D. Geoffrey Shulman, MD, FRCPC............................        879,449(8)                6%

Paul A. Sowyrda...........................................         14,375(9)                *

All directors and executive officers as a group
  (consisting of 12 persons)..............................      1,479,411(10)             9.9%

Royce & Associates, Inc...................................      1,495,500(11)            10.8%

CLSP, L.P. ...............................................        977,400(12)             7.0%

Cooper Hill Partners LLC..................................      1,792,600(13)            12.9%

Mr. Jeffrey Casdin........................................      2,167,300(14)            15.6%

Investors Group Inc.......................................      1,056,500(15)             7.6%

----------------------------

* Less than 1%.

NOTES:

(1) The percentage of ownership as calculated above includes in the number of shares outstanding for each individual listed those shares that are beneficially, yet not directly, owned.

(2) 50,000 of the shares indicated represent shares with respect to which Dr. Abeles has the right to acquire through the exercise of options.

(3) 16,875 of the shares indicated represent shares with respect to which Mr. Carota has the right to acquire through the exercise of options. Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Mr. Carota disclaims, but may be deemed to be the beneficial owner of, 15 shares of DUSA common stock that are held by his adult son and 50 shares held by his daughter, both of whom are members of Mr. Carota's household.

(4) All of the shares indicated represent shares with respect to which Mr. Haft has the right to acquire through the exercise of options.

(5) 70,000 of the shares indicated represent shares with respect to which Mr. Lufkin has the right to acquire through the exercise of options.

(6) All of the shares indicated represent shares with respect to which Dr. Marcus has the right to acquire through the exercise of options.

(7) All of the shares indicated represent shares with respect to which Dr. McIntrye has the right to acquire through the exercise of options.

(8) 300,000 of the shares indicated represent shares with respect to which Dr. Shulman has the right to acquire through the exercise of his Class B Warrants which have an exercise price of CDN. $6.79 per Warrant, and 565,000 of such shares represent shares with respect to which Dr. Shulman has the right to acquire through the exercise of options. Dr. Shulman's address is 181 University Avenue, Suite 1208, Toronto, ON, M5H 3M7 CANADA.

(9) All of the shares indicated represent shares with respect to which Mr. Sowyrda has the right to acquire through the exercise of options.

(10) All of the shares indicated, Class B Warrants and options, as the case may be, as discussed in footnotes (2) through (9) above are included, as well as 241,322 shares beneficially owned by other executive officers of the Company, 235,625 shares of which may be acquired through the exercise of options.

(11) The number of shares beneficially owned, and the percentage of outstanding shares reported, are based upon information represented to the Company by Royce & Associates, Inc. as of March 2, 2002. Royce & Associates, Inc.'s address is 1414 Avenue of the Americas, New York, New York 10019.

(12) The number of shares beneficially owned, and the percentage of outstanding shares reported, are based upon information disclosed by CLSP, L.P. on a
      Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2002. CLSP, L.P.'s address is 230 Park Avenue, New York, New York 10169. See Notes 13 and 14 below.

(13) The number of shares beneficially owned, and the percentage of outstanding shares reported, are based upon information disclosed by Cooper Hill Partners, LLC on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2002, and includes 977,400 shares held by CLSP, L.P., 306,400 shares held by CLSP II, L.P., 337,900 shares held by CLSP/SBS I, L.P. and 170,900 shares held by CLSP/SBS II, L.P. Cooper Hill Partners, LLC is the sole general partner of each entity and has the power to vote and dispose of the securities owned by each entity. Jeffrey Casdin is the managing member of Cooper Hill Partners, LLC. Cooper Hill Partners, LLC's address is 230 Park Avenue, New York, New York 10169.

(14) The number of shares beneficially owned, and the percentage of outstanding shares reported, are based upon information disclosed by Jeffrey Casdin on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2002. In addition to the shares set forth in Notes 12 and 13 above, 374,700 shares held by CLSP Overseas, Ltd. which Cooper Hill Partners, L.P. has the power to vote and dispose of, are included in the total shares which may be deemed to be beneficially owned by Mr. Casdin. Mr. Casdin is the managing member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P. Mr. Casdin's address is 230 Park Avenue, New York, New York 10169.

(15) The number of shares beneficially owned, and the percentage of outstanding shares reported, are based upon information represented to the Company by Investors Group Inc. as of March 15, 2002. Investors Group Inc.'s address is One Canada Centre, 447 Portage Avenue, Winnipeg, Manitoba R3C 3B6 Canada.

                             SHAREHOLDER PROPOSALS

     In order to be included in the Board of Directors' proxy statement and proxy card for the 2003 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company on or before December 27, 2002. Proposals should be directed to the attention of Ms. Shari Lovell at the Company's offices located at 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7 Canada, or to the attention of the Secretary, Nanette W. Mantell, Esq., c/o Reed Smith LLP, Princeton Forrestal Village, 136 Main Street - Suite 250, Princeton, New Jersey 08543.

     In addition, if a shareholder wishes to present a proposal at the Company's 2003 Annual Meeting which is not intended to be included in the Company's proxy statement for that meeting, the Company must receive written notice of the shareholder proposal by March 12, 2003. If DUSA does not receive timely notice of such a shareholder proposal, the Company will retain its discretionary authority to vote proxies on such proposals even if it is not specifically reflected on the proxy card, and shareholders have not had an opportunity to vote on the proposal by proxy.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, officers and any person holding more than ten percent (10%) of our common stock are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission on Forms 3, 4 and 5. Based on our review of the copies of such forms we have received, DUSA believes that all of our officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal 2001. Other than Royce & Associates, Inc. and Cooper Hill Partners, LLC/Jeffrey Casdin, the Company is not aware of any person who holds greater than 10% beneficial ownership. In making these statements, we have relied on the written representations of our directors and officers and copies of the reports that they have filed with the SEC.

                                 OTHER MATTERS

     Management knows of no matters other than those described above that are to be brought before the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on the matter.

     The cost of preparing and mailing the enclosed material will be borne by the Company. The Company may use the services of its officers and employees (who will receive no additional compensation) to solicit proxies. The Company intends to request banks and brokers holding shares of DUSA Pharmaceuticals, Inc. common stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. The Company will reimburse banks and brokers for their out-of-pocket expenses. The Company has retained its transfer agent, American Stock Transfer & Trust Company, to aid in the solicitation, at an estimated cost of under $10,000.

     Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

                           DUSA PHARMACEUTICALS, INC.
                         PROXY FOR 2002 ANNUAL MEETING
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints D. Geoffrey Shulman, MD, FRCPC and Shari Lovell, or either of them, each with power of substitution, proxies to vote all shares of common stock which the undersigned would possess if personally present at the Annual Meeting of Shareholders (including all adjournments thereof) of DUSA Pharmaceuticals, Inc. (the "Company") to be held on Thursday, June 13, 2002, at 11:00 a.m. at the Omni Parker House located at 60 School Street, Boston, Massachusetts.

             SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THIS PROXY
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
        NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OR CANADA.

                                                                SEE REVERSE
                                                                    SIDE

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
The Board of Directors recommends a vote FOR each of the items listed below. Unless otherwise specified, the vote represented by this proxy will be cast FOR Items 1, 2 and 3.

                                    WITHHOLD authority to
                  FOR all nominees  vote for all nominees
                  listed at right      listed at right
  1. Election of        [ ]                  [ ]           NOMINEES: D. Geoffrey Shulman, MD, FRCPC;
   Directors                                                     John H. Abeles, MD;
                                                                 David Bartash;
                                                                 Jay M. Haft, Esq.; and
                                                                 Richard C. Lufkin, SB, MBA.
                                                                 (Mark Only One Box)

  INSTRUCTION: To withhold authority to vote for any
               individual nominee, write that nominee's name on the space provided.

  1. Election of  2. Ratification of the selection of    FOR  AGAINST  ABSTAIN
   Directors         Deloitte & Touche LLP as auditors   [ ]    [ ]      [ ]
                     for the Company for fiscal year
                     2002.
                  3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
                     meeting.
  INSTRUCTION: T
               i
               n

---------------------------------------------------------


PLEASE check the box below if you, and any persons related    PLEASE SIGN HERE as your name appears in this Proxy. When
or unrelated to you at the same address, are currently        shares are held by joint tenants, each joint tenant should
receiving multiple copies of the Company's proxy statement    sign. When signing as attorney, executor, administrator,
and annual report and YOU wish to cease future deliveries of  trustee, guardian or other fiduciary, please give your full
the Company's proxy statement and annual report for the       title as such. If the signer is a corporation, please sign
shares represented hereby. PLEASE NOTE you will continue to   in full corporate name by a duly authorized officer; if a
receive a proxy card and be able to vote the shares           partnership, please sign in the partnership name by an
represented hereby and can revoke this consent at any time    authorized person.
by following the procedures set forth in the proxy
statement.

   [ ] I hereby CONSENT to discontinue delivery of the        Date ----------------------------------------------------
       Company's proxy statement and Annual Report for the    Signature of Shareholder
       shares represented hereby.                             ---------------------------------------
                                                              Signature if held jointly
                                                              ----------------------------------------